As filed with the Securities and Exchange Commission on August 14, 2013

 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________

FORM S-3
REGISTRATION STATEMENT UNDER
 THE SECURITIES ACT OF 1933
___________________________________

FRONTIER COMMUNICATIONS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware                                                                                               06-0619596
(State or other Jurisdiction of Incorporation or Organization)                                                                                    (I.R.S. Employer Identification No.)
___________________________________________

3 High Ridge Park
Stamford, Connecticut 06905
(203) 614-5600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
_________________________

Andrew Crain, Esq.
Frontier Communications Corporation
3 High Ridge Park
Stamford, Connecticut 06905
(203) 614-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________
With a copy to:
J. Eric Maki, Esq.
Jones Day
222 East 41st Street
New York, New York 10017-6702
(212) 326-3939
                                                    ___________________________________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
__________________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering Price (1)	Amount of registration fee
Common Stock $0.25 par value	5,000,000	$4.525	$22,625,000	$3,087

(1)
Pursuant to Rule 457(c) under the Securities Act of 1933, the offering price is computed on the basis of average of the high and low prices of our Common Stock of Frontier Communications Corporation as reported on the NASDAQ Global Select Market on August 8, 2013.

PROSPECTUS

Direct Stock Purchase and Dividend Reinvestment Plan for
Common Stock of Frontier Communications Corporation

5,000,000 Shares

FRONTIER COMMUNICATIONS CORPORATION
DIRECT STOCK PURCHASE PLAN

Frontier Communications Corporation is offering the opportunity to participate in this direct stock purchase and dividend reinvestment plan (the “Plan”). The Plan offering is designed to provide long-term individual investors with a method to purchase and sell shares of our Common Stock (“Shares”). The following features are available to Plan participants (“Participants,” “you” or “your”):

➢ No Fees to Buy or Sell Shares.  Purchase and sell Shares online with no fees or commissions.

➢ Investment Amounts.  Make automatic monthly or one-time purchases, in each case of at least $10.  Purchases are subject to a limit of $2,500 per month.

➢ Enrollment.  Purchase Shares directly from the LOYAL3® website, which can be accessed at www.frontier.com/Loyal3.

➢ Payment Options.  Pay for Share purchases electronically from your checking account.  Automatic monthly investments of $10, $25 or $50 may also be made with credit or debit cards.  Payroll deductions may also be available for Share purchases by certain employee investors.

➢ Special Offers and/or Share Discounts.  Special product or program offers may be available to certain or all Participants, and discounts on Share purchases may be provided to certain groups of prospective or current Participants or all Participants, including but not limited to customers and employees of the Company, at the discretion of the Company. Additionally, the Company, at its discretion, may grant stock in return for promotional or other considerations or as a reward for customer loyalty.

➢ Fully Electronic Shareholder Communications.  To participate in the Plan, purchasers must agree, subject to applicable law, to receive all shareholder communications from the Company electronically.

➢ Review Your Positions Online. Participants can access positions and history and engage in Plan transactions at the LOYAL3 website, which can be accessed at www.frontier.com/Loyal3.

You should not purchase Shares through the Plan if you want complete control over either the exact timing of the purchase or sales price of Shares, as Plan transaction orders are executed on a batched basis.  The Plan may be suspended, modified or terminated at any time.

Our shares trade on the NASDAQ Global Select Market under the symbol “FTR.”  On August 13, 2013, the last sale price of the shares as reported on the NASDAQ Global Select Market was $4.74 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS AND UNCERTAINTIES.
PLEASE READ “SUPPLEMENTAL RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS.

The date of this prospectus is August 14, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act.  By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the Shares described in this prospectus.  As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement, including its exhibits.  For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein and any accompanying prospectus supplements prepared by us.

You should read this prospectus and any accompanying prospectus supplement together with any additional information you may need to make your investment decision.  You should also read and carefully consider the information in the documents we have referred you to in “Incorporation by Reference.”  Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus.  The information in this prospectus, any accompanying prospectus supplement, or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents.  None of the delivery of this prospectus, any accompanying prospectus supplement or any sale made under this prospectus, or any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after the date of this prospectus or any such accompanying prospectus supplement.  Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.  You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement prepared by us.  We have not authorized anyone else to provide you with any other information.

Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to “Frontier,” “we,” “us,” “our,” “our Company” or “the Company” refer to Frontier Communications Corporation, a Delaware corporation, and its direct and indirect subsidiaries.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements.  Statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously.  Forward-looking statements may differ from actual future results due to, but not limited to, and our future results may be materially affected by, potential risks or uncertainties.  You should understand that it is not possible to predict or identify all potential risks or uncertainties.  We note the following as a partial list:

•
The effects of greater than anticipated competition which could require us to implement new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis;

•	Reductions in the number of our voice customers that we cannot offset with increases in broadband subscribers and sales of other products and services;

•	The effects of competition from cable, wireless and other wireline carriers;

•	Our ability to maintain relationships with customers, employees or suppliers;

•
The effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation;

•	The effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes;

•	The effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors;

•	Our ability to adjust successfully to changes in the communications industry and to implement strategies for growth;

•	Continued reductions in switched access revenues as a result of regulation, competition or technology substitutions;

•	Our ability to effectively manage service quality in our territories and meet mandated service quality metrics;

•	Our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers;

•	The effects of changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations;

ii

•	Our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt;

•
The effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses;

•
The effects of technological changes and competition on our capital expenditures, products and service offerings, including the lack of assurance that our network improvements in speed and capacity will be sufficient to meet or exceed the capabilities and quality of competing networks;

•	The effects of increased medical, pension and postemployment expenses, such as retiree medical and severance costs, and related funding requirements;

•	The effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments;

•	Our ability to successfully renegotiate union contracts in 2013 and thereafter;

•	Changes in pension plan assumptions and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2014 and beyond;

•	The effects of economic downturns, including customer bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers;

•
Adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing;

•	Our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity may affect our payment of dividends on our common shares;

•	The effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; and

•	The effects of severe weather events such as hurricanes, tornadoes, ice storms or other natural or man-made disasters.

Any of the foregoing events, or other events, could cause financial information to vary from management’s forward-looking statements included in this prospectus.  You should consider these important factors, as well as the risk factors set forth in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus, as well as any other documents incorporated by reference in this prospectus, in evaluating any statement made in or incorporated by reference in this prospectus.  For the foregoing reasons, we caution you against relying on any forward-looking statements.  We undertake no obligation to update or revise these forward-looking statements, except as required by law.

iii

SUMMARY

Our Company

We are the largest communications company providing services predominantly to rural areas and small and medium-sized towns and cities in the U.S. We generated revenues of approximately $5.0 billion for the fiscal year ended December 31, 2012.  We operate in 27 states with approximately 3.2 million customers, 1.8 million broadband subscribers and 0.3 million video subscribers as of December 31, 2012.

Incorporated in November 1935, we are the fourth largest incumbent local exchange carrier in the United States.  Our business is with both business and residential customers and we provide the “last mile” of telecommunications services to customers in these markets.

We offer a broad portfolio of high-quality communications services for business and residential customers in each of our markets.  These include services traditionally associated with local telephone companies, as well as other services such as long distance, Internet access, broadband-enabled services and video services.  We offer these services both á la carte and, increasingly, as bundled packages which are purposely designed to simplify customer purchasing decisions and to provide the customer with pricing discounts.  We also offer incentives and promotions to influence customers to purchase or retain certain services.  We also enhance customer retention by offering one-, two- and three-year price protection plans under which customers commit to a term in exchange for predictable pricing or other incentives and promotions.  We are staffed locally with skilled technicians and supervisory personnel, which enables us to provide efficiently and reliably an array of communications services to meet our customers’ needs.  Our call center operations and field technicians are staffed with 100% U.S.-based personnel.

Our mission is to be the leader in providing communications services to residential and business customers in our markets.  We are committed to delivering innovative and reliable products and solutions with an emphasis on convenience, service and customer satisfaction.  We believe that our local management structure, 100% U.S.-based customer service and innovative product positioning will continue to differentiate us from our competitors in the markets in which we compete.

We are a Delaware corporation with executive offices at 3 High Ridge Park, Stamford, Connecticut 06905.  Our telephone number is (203) 614-5600.

Summary of the Plan

The Plan is a paperless, fully electronic plan, designed to provide long-term individual investors with a convenient and economical method to purchase Shares of our Common Stock. Shares for the Plan will be purchased in the open market.  The Plan is not designed for short-term investors, as investors will not have complete control over either the exact timing or the purchase or sales price of Shares under the Plan.

No Fees to Buy or Sell Shares. Participants can buy and sell Shares without paying any fees.

Minimum Purchase Amounts.  Participants may make one-time or automatic monthly purchases of $10 to $2,500.  Purchases in any combination are subject to a limit of $2,500 per month.

Enrollment and Purchases. To enroll and purchase Shares under the Plan, Participants should go online at www.frontier.com/Loyal3 to access LOYAL3’s website.  Participants can choose to purchase on an automatic monthly or on a one-time basis.

Payment Options.  All purchases through the Plan must be paid by Participants in an electronic format.  For automatic monthly share purchases of $10, $25 or $50, Participants can pay by electronic transfer (“ACH”) from a designated checking account or by using a credit or debit card.  One-time Share purchases and automatic monthly payments for amounts other than $10, $25 or $50 may be made by ACH only.  Purchases through payroll deductions may be available to certain employee investors.

 Special Offers and/or Share Discounts.  Special product or program offers may be available to certain or all Participants, and discounts on Share purchases may be provided to certain groups of prospective or current Participants or all Participants, including but not limited to customers and employees of the Company, at the discretion of the Company. Additionally, the Company, at its discretion, may grant stock in return for promotional or other considerations or as a reward for customer loyalty.

Online Records and Statements.  When you enroll in the Plan, your Share positions will be available on the LOYAL3 website, which can be accessed at www.frontier.com/Loyal3, and which will also reflect Share transactions and provide access to shareholder and other communications.

SUPPLEMENTAL RISK FACTORS

You should carefully consider the risks described below in addition to the risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus, as well as the other information contained in or incorporated by reference into this prospectus, before investing in the Shares.  See “Where You Can Find More Information” and “Incorporation by Reference.”  You could lose part or all of your investment.

You should also be aware that investing in the Plan involves the following risks:

•
No Control over Exact Timing of Transactions.  You should not purchase Shares through the Plan if you want complete control over either the exact timing or the purchase or sales price of Shares, as Plan transaction orders are executed on a batched basis.  The timing of any purchase orders may be affected by market events such as trading halts, whether due to external causes, such as exchange halts (which would apply to all securities transactions) or suspension of Plan trading activity initiated by LOYAL3 or by the Company (at LOYAL3’s or the Company’s sole discretion).  In the event of a trading halt or Plan activity suspension, purchase and sale orders will be executed according to LOYAL3’s batch trading policies on the first available day after the trading halt or Plan activity suspension is lifted.

•
Fully Electronic Shareholder Communications.  To participate in the Plan, Participants must agree, subject to applicable law, to receive all shareholder communications from the Company and LOYAL3 electronically.

•
Bank and Credit Card Costs.  If you pay for Share purchases electronically from your checking account or with credit or debit cards, you may be charged fees and interest by your bank or credit card company.  Using a credit card or drawing from a bank account on which you would be paying fees or interest on a Plan purchase could effectively diminish any possible investment returns.

•
Dividends Automatically Reinvested.  You will not receive most dividends in cash. If the Company declares a cash dividend payable on your Shares held in the Plan, the dividend will be automatically reinvested by the purchase of Shares (unless the dividend payout is $0.25 or less, in which case LOYAL3 may deposit the dividend in your LOYAL3 cash account).

DESCRIPTION OF THE PLAN

For Questions regarding the Plan:

Email:	Send an email using the “Support” button on www.frontier.com/Loyal3
U.S. Postal Service:	Frontier Communications c/o LOYAL3 Support Services P.O. Box 26027 San Francisco, CA 94126

Be sure to include your name, address, daytime phone number, the email address you are using for the Plan and a reference to “Frontier Communications” on any written correspondence.

LOYAL3

LOYAL3 Securities, Inc. (“LOYAL3 Securities”), a U.S. registered broker-dealer, will act as your broker and agent in all Plan transactions and you will open a brokerage account (“LOYAL3 Account”) with LOYAL3 Securities. LOYAL3 Labs, Inc. designs the technology platform and provides additional services for the Company.  Together they are referred to as “LOYAL3” in this prospectus. Mary Agnes Wilderotter, the Company's Chairman and Chief Executive Officer, is a member of the Board of Directors of LOYAL3.

Eligibility and Enrollment

You are eligible to participate in the Plan if you meet the requirements outlined below.  Enrollment is available at any time online through the LOYAL3 website, which can be accessed at www.frontier.com/Loyal3.  The Plan is currently available only to U.S. residents and you may only enroll if you are of the age of majority for the state in which you reside.  We may later allow foreign residents to join the Plan, which may depend upon your country of residence and other factors as we determine.

•
Participating in the Plan.  You may participate in the Plan by making an initial automated monthly investment of at least $10 per month, or an initial one-time investment of at least $10. You may not invest more than $2,500 per month.  The Company may choose to waive or modify the maximum investment from time to time at its sole discretion.

•
Online Bank Debits.  At any time, you can make a one-time purchase or set up an automated monthly investment online through LOYAL3’s website, which can be accessed at www.frontier.com/Loyal3 by authorizing an investment via an ACH bank debit from your checking account.  Funds for purchases will not be returned once they have been withdrawn from your checking account.

•
Automated Monthly Bank Debits or Credit/Debit Card Charges.  For automated monthly investments in amounts of $10, $25, or $50, payments may be made via either recurring ACH debits from your checking account or from a credit or debit card.  Funds will be withdrawn from your checking account or charged to your credit or debit card on the date you choose from the options available on the enrollment website.  Using a credit card or drawing from a bank account on which you would be paying fees or interest on a Plan purchase could effectively diminish any possible investment returns.  Automatic monthly purchases and related payments will continue at the level you set until you change your preferences online, which must be completed by 12:01 a.m. Eastern Time on the scheduled investment date in order to be effective for that date.  Funds for purchases will not be returned once they have been withdrawn from your checking account or reversed from any credit card payment other than reversals to address a fraudulent charge by a third party.  If you sell all your Shares, your automatic monthly purchase authorization will be cancelled.

•	When Purchase Funds are Not Available. In the event that any payment from you is rejected or not honored, LOYAL3 may sell Shares in your LOYAL3 account to cover those funds.

Additional Investments

Once enrolled in the Plan, you can make additional one-time or automated monthly purchases.

Source of the Shares

Shares acquired by Plan investments will be purchased in the open market, and the Shares will be held in a LOYAL3 account maintained at the Depository Trust & Clearing Corporation.

Timing of Purchases

Share purchases will occur in the open market on a daily basis on the first regular trading day following receipt of good funds from you (or on the next trading day if the NASDAQ Global Select Market is not open), which normally takes two to four business days after your order is entered.  You will own the Shares as noted in your purchase confirmation upon settlement of the open-market transaction.

Please note that the timing of any purchase orders may be affected by market events such as trading halts, whether due to external causes, such as exchange halts (which would apply to all securities transactions) or suspension of Plan trading activity initiated by LOYAL3 or by the Company (at LOYAL3’s or the Company’s sole discretion).  In the event of a trading halt or Plan activity suspension, purchase and sale orders will be executed according to LOYAL3’s batch trading policies on the first available day after the trading halt or Plan activity suspension is lifted.

Price of Purchased Shares

The Share purchase price will be the average Share price of the batch or batches in which your purchase order is included.

Potential Discounts.  At its discretion, the Company may also provide discounts on Share purchases to specific groups, including but not limited to customers, or to all Participants in the Plan.  We reserve the right to periodically change or discontinue a discount rate or to offer different discount rates for different types of investments under the Plan.  If no discount is disclosed, no discount will be in effect.  If Shares are purchased by automatic monthly investments, they may be subject to any applicable discount at the time of each particular purchase depending on the terms of the specific offer.  Additionally, the Company at its discretion may grant stock in return for promotional or other considerations or as a reward for customer loyalty.

Sale of Shares

You may sell, with no transaction fees, all your Shares or a specific whole-Share portion of your Shares by placing a sale order for your Shares.  You may do so by entering sale instructions online. Sale orders received by 2:00 p.m. Eastern Time will be batched for execution the same trading day by a third-party brokerage firm.  The price will be the market price of the sale obtained by that broker. The Share sale price will be the average Share price of the batch or batches in which your sale order is included.  The timing of any sale order processing may be affected by market events such as trade halts or suspension of Plan trading activity initiated by LOYAL3 or by the Company (at LOYAL3’s or the Company’s sole discretion).  In the event of a trading halt or Plan activity suspension, purchase and sale orders will be executed according to LOYAL3’s batch trading policies on the first available day after the trading halt is lifted.

In order to receive proceeds from the sale of Shares, you must have a current account entered into your Plan profile.  When a request to transfer funds to your checking account is submitted, the funds will be sent electronically to your specified account and are typically credited to your checking account one to three business days after you submit your transfer request.

If you would like to transfer all of your whole Shares out of the Plan, you may do so by instructing LOYAL3 Securities in writing to transfer your account to another U.S. financial institution.  LOYAL3 Securities will do this without charging a fee.  You will be able to transfer all your whole Shares and then sell out any fractional Share holdings for which you will receive cash transferred to the designated checking account.

Electronic Book-Entry of Shares

Shares in the Plan will be maintained in your name in book-entry form by LOYAL3.  Physical certificates are not available.

Communications and Reports to Participants

By becoming a Participant in the Plan, you agree for so long as you continue as a Participant or hold Shares through the Plan to receive all communications from the Company and LOYAL3 electronically either via email or email notification to access online information (except when the Company or LOYAL3 is required to provide the option for non-electronic communication or documentation by law or regulation or otherwise upon your request).  Electronic communication will include, but will not be limited to, confirmations of transactions, account statements, proxy materials and shareholder communications, notices of modifications of the privacy policies of LOYAL3 as well as other basic communications, including information from LOYAL3.  Any communications electronically delivered by LOYAL3 to your password-protected area of the Plan site will be deemed to have been received by you at the time notice by email is sent to your email address, and any communications delivered by email when sent to your email address.  You agree to advise LOYAL3 promptly of any change of your email and/or residential address.  You also agree to notify LOYAL3 promptly of any errors or omissions in any transaction or in the handling of your Plan participation.

You will also electronically receive U.S. tax reporting documents (such as a 1099-B reflecting proceeds in the case of a sale of Shares) unless you affirmatively opt to receive them in paper form either by writing to LOYAL3 Support Services, P.O. Box 26027, San Francisco, CA 94126 or by email using the “Support” button in your account (include your name, address, daytime phone number, and the email address you are using for the Plan).

Termination of Plan Participation

You may discontinue participation in the Plan at any time by selling all of your Shares.  Distributions payable to you after the sale of all your Shares will be deposited into your account.

Cost to Participants

Applicable fees are as follows:

Plan enrollment	No charge
Purchase of Shares	No charge (other than the purchase price of the Shares)
Sale of Shares	No charge
Dividend reinvestment or cash to your account	No charge
Additional Information about the Plan

•
Voting.  As a Plan Participant, you enjoy all the voting rights and privileges associated with ownership for your whole Shares in the Plan.  You will receive all shareholder communications electronically (unless otherwise provided physically), including proxy materials and annual reports.  You will be given the opportunity to vote your whole Shares in the Plan.  None of your Shares will be voted in any way unless authorized by you.

•
Dividends.  If the Company declares a cash dividend payable on your Shares held in the Plan, the dividend will be automatically reinvested by the purchase of Shares on the date the dividend is paid (unless the market is closed) and in the same manner as other purchases are conducted.  If the dividend to be paid to you is $0.25 or less, LOYAL3 may deposit the dividend into your LOYAL3 cash account.

•
Responsibilities.  Neither the Company nor LOYAL3 can assure you a profit or protect you against a loss on the Shares you purchase under the Plan. Neither the Company nor LOYAL3 nor any of their affiliates will be liable for any act done in good faith, or as required by applicable law, or for any good faith omission to act.  This includes, without limitation, any claims for liability relating to the prices at which Shares are purchased or sold for you, the dates of purchases or sales, or any change in the value of the Shares.

Your Plan participation represents an investment in our Shares, which may increase or decrease in value.  You are responsible for the investment decisions regarding your Plan investments.  Neither we nor LOYAL3 will provide any investment advice.  You must make independent investment decisions on the purchase and sale of Shares.

You are responsible for all costs that you separately incur in connection with Plan participation, such as the cost of your Internet service provider or any fees or interest that your bank or credit card company may charge you for electronic funds transfers or other services.  You are responsible to provide notice of any change in your email address, or other personal or payment information on the LOYAL3 platform.

•
Plan Changes or Interpretations.  This prospectus (including any supplements or revisions that may be distributed in the future) sets forth the terms of the Plan.  We reserve the right to add to, suspend, modify, or terminate the Plan.  You will receive notice of any addition, suspension, modification, or termination.  The Company and LOYAL3 also reserve the right to change any administrative procedures of the Plan without notice if the changes do not change the material terms of the Plan.

We or LOYAL3 will determine any question of interpretation arising under the Plan, and any such determination will be final.  Any action taken by us or LOYAL3 to effectuate the Plan in the good faith exercise of our or its respective judgment will be binding on all parties.

•
Handling of Stock Splits and Other Adjustments.  The number of Shares registered under the Registration Statement for the Plan (of which this Prospectus forms a part) as well as any calculation of Shares held by you and any calculations based on Shares (such as the purchase price) will reflect any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or other adjustment, or the payment of a stock dividend, or other increase or decrease in such Shares, if effected without receipt of consideration by us.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of Shares by U.S. Holders (as defined below) that acquire Shares through the Plan and that hold such Shares as capital assets (generally, for investment).  This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules.  In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of holders, such as persons holding the shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle,” persons who acquired our Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, U.S. expatriates, dealers or traders in securities or currencies, holders whose functional currency is not the U.S. dollar or holders other than U.S. Holders.

This summary does not address alternative minimum tax, estate and gift tax consequences (except to the extent specifically provided herein) or tax consequences under any state, local or foreign laws.

For purposes of this section, you are a “U.S. Holder” if you are a beneficial owner of Shares and are, for U.S. federal income tax purposes, (1) an individual citizen of the United States or a resident alien of the United States; (2) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (3) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

You may be treated as a resident alien of the United States, as opposed to a non-resident alien, for U.S. federal income tax purposes if you are present in the United States for at least 31 days in a calendar year and for an aggregate of at least 183 days during a three-year period ending in such calendar year.  For purposes of this calculation, you would count all of the days that you were present in the then-current year, one-third of the days that you were present in the immediately preceding year and one-sixth of the days that you were present in the second preceding year.  Resident aliens are subject to United States federal income tax as if they were U.S. citizens, and thus would constitute “U.S. Holders” for purposes of the discussion below.  If you are a citizen or tax resident of a country with which the United States has a tax treaty, additional rules may apply in determining whether you are a resident alien.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof.  All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.  We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

The following discussion is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Shares and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made.  Participants are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of Shares.

Distributions.  Distributions of cash or property that we pay in respect of Shares, whether or not reinvested through the Plan, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by you when actually or constructively received in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a non-corporate U.S. Holder, dividends received, may be eligible for U.S. federal income taxation at the long-term capital gains rates applicable to individuals, provided that the applicable holding period and other requirements are met.  If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of your tax basis in the Shares, and thereafter will be treated as capital gain.

Sale, Exchange or Other Taxable Disposition of Shares.  You will recognize gain or loss upon the taxable sale, exchange or other disposition of Shares in an amount equal to the difference between (i) the amount realized upon the sale, exchange or other taxable disposition and (ii) your adjusted tax basis in the Shares.  Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, you have held the Shares for more than one year.  Long-term capital gains of a non-corporate taxpayer are taxed at lower rates than those applicable to ordinary income.  The deductibility of capital losses is subject to limitations under the Code.

Medicare Contribution Tax on Unearned Income.  For taxable years beginning after December 31, 2012, a 3.8% Medicare tax will be imposed on the lesser of the “net investment income” or the amount by which modified adjusted gross income exceeds a threshold amount, in either case, of non-corporate U.S. Holders. Net investment income includes, among other things, dividend income not derived from the conduct of a nonpassive trade or business and net gain attributable to property not held in the conduct of a nonpassive trade or business. U.S. Holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares.

Information Reporting and Backup Withholding.  Information reporting will apply to dividends paid to you in respect of Shares and the proceeds received by you from the sale, exchange or other disposition of Shares within the United States unless you are an exempt recipient.  A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status, or you fail to report in full dividend and interest income.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided that you furnish the required information to the IRS.

USE OF PROCEEDS

We will not receive any cash proceeds from the purchase of Shares under the Plan.  All Shares purchased through the Plan will be purchased in the open market.  Accordingly, the purchase of Shares under the Plan will not result in any increase in our capital stock.

LEGAL MATTERS

The validity of the Shares will be passed upon for us by Jones Day, New York, New York.

EXPERTS

The consolidated financial statements of Frontier Communications Corporation as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, as set forth in their report incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PLAN OF DISTRIBUTION

The Shares will be offered directly to Plan Participants without underwriters as described in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.  Our SEC filings can also be found on our website at http://www.frontier.com.  However, the information on our website is not a part of this prospectus.  In addition, you can inspect reports and other information we file at the office of The Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus.  This prospectus and the information that we file later with the SEC may update and supersede the information we incorporate by reference.  We incorporate by reference the following documents listed below and any future filings (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;

•	Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2013 and June 30, 2013;

•
Our Current Reports on Form 8-K filed on January 16, 2013, February 21, 2013 (relating to our declaration of a quarterly dividend), March 13, 2013, March 28, 2013, April 10, 2013, April 10, 2013, April 25, 2013, May 1, 2013, May 6, 2013 (relating to our declaration of a quarterly dividend and our entry into a credit facility), May 8, 2013, May 9, 2013, June 25, 2013, June 28, 2013, July 31, 2013 and August 8, 2013;

•
The combined financial statements of Verizon’s Separate Telephone Operations for the three and six months ended June 30, 2010 and 2009, contained in our Current Report on Form 8-K filed on May 10, 2012; and

•
The descriptions of the Company’s Common Stock, par value $0.25 per share, contained in Item 1 (Description of Registrant’s Securities to be Registered) of the Company’s Registration Statement on Form 8-A filed on December 14, 2011.

Upon your oral or written request, we will provide you with an electronic copy of any of these filings at no cost.  Requests should be directed to Frontier Communications Corporation, 3 High Ridge Park, Stamford, Connecticut 06905, Telephone No. (203) 614-5600.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by us in connection with the sale of the securities being registered.  All the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$ 3,087
Brokerage and technology fee	$ 35,000
Legal fees and expenses	$ 50,000
Accounting fees and expenses	$ 25,000
Total	$113,087

Item 15.                Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  Section 145 of the Delaware Law also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

The Delaware Law also provides that the indemnification described above will not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The Delaware Law also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

As permitted by sections 102 and 145 of the Delaware Law, the Registrant’s Restated Certificate of Incorporation eliminates the liability of a director to the Registrant and its stockholders for monetary damages for breach of a director’s fiduciary duty except for liability under section 174 of the Delaware Law, for any breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

The Registrant’s by-laws provide that to the fullest extent permitted by applicable law as then in effect, the Registrant shall indemnify any person (the “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or witness) or was or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action or proceeding by or in the right of the Registrant to procure a judgment in its favor) (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise (including, without limitation, service with respect to any employee benefit plan), whether the basis of any such Proceeding is alleged action in an official capacity as director or officer or in any other capacity while serving as a director or officer, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by him in connection with such Proceeding.  Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors, administrators and legal representatives.  The right to indemnification conferred in the Registrant’s By-laws includes the right to receive payment of any expenses incurred by the Indemnitee in connection with such Proceeding in advance of the final disposition of the Proceeding, consistent with applicable law as then in effect.

The above discussion of the Delaware Law and the Registrant’s Restated Certificate of Incorporation and By-laws is not intended to be exhaustive and is qualified in its entirety by such statutes, the Restated Certificate of Incorporation and the By-laws.

The Registrant maintains liability insurance for the benefit of its directors and officers.

Item 16.                                Exhibits.

Exhibit Index	Description
5.1*	Opinion of Jones Day regarding the legality of the securities being registered.

23.1*	Consent of KPMG LLP, Independent Public Accounting Firm.

23.2*	Consent of Jones Day (included in Exhibit 5.1)

24	Power of Attorney (included on the signature page of this registration statement)
_______________
* Filed herewith

Item 17.                                Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (230.430B of this chapter):

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 14th day of August, 2013.

FRONTIER COMMUNICATIONS CORPORATION

By:   /s/ Susana D'Emic
         Susana D’Emic
          Senior Vice President and Controller

POWER OF ATTORNEY

We, the undersigned officers and directors of Frontier Communications Corporation, hereby severally constitute and appoint John M. Jureller and Susana D’Emic, and each of them singly, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign for us and in our name in the capacities indicated below, any and all amendments to this registration statement on Form S-3 filed by Frontier Communications Corporation with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in such capacities to enable Frontier Communications Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the 14th day of August, 2013.

Signature	Title
/s/ Mary Agnes Wilderotter Mary Agnes Wilderotter	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ John M. Jureller John M. Jureller	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Susana D’Emic Susana D’Emic	Senior Vice President and Controller (Principal Accounting Officer)
/s/ Leroy T. Barnes, Jr. Leroy T. Barnes, Jr.	Director
/s/ Peter C.B. Bynoe Peter C.B. Bynoe	Director
/s/ Jeri B. Finard Jeri B. Finard	Director
/s/ Edward Fraioli Edward Fraioli	Director
/s/ James S. Kahan James S. Kahan	Director
/s/ Pamela D.A. Reeve Pamela D.A. Reeve	Director
/s/ Virginia P. Ruesterholz Virginia P. Ruesterholz	Director
/s/ Howard L. Schrott Howard L. Schrott	Director
/s/ Larraine D. Segil Larraine D. Segil	Director
/s/ Mark Shapiro Mark Shapiro	Director
/s/ Myron A. Wick, III Myron A. Wick, III	Director